Exhibit 99

Investor Contact: Media Contact:	Donald J. MacLeod (716) 842-5138 Michael C. Zabel (716) 842-5385	FOR IMMEDIATE RELEASE November 21, 2005

M&T Bank Corporation Announces New Stock Buyback Program

BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”) (NYSE:MTB) announced that it has been authorized by its Board of Directors to purchase and hold as treasury stock up to 5 million additional shares of its common stock. This represents approximately 4.4% of common shares currently outstanding. Under this authorization, shares of common stock may be purchased from time-to-time in the open market or in privately negotiated transactions. The new authorization will supplement the previous buyback program authorized in December 2004.

M&T is a bank holding company whose banking subsidiaries, M&T Bank and M&T Bank, National Association, operate branch offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware and the District of Columbia.

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